Exhibit 10.24

Non-Executive Director Compensation Program

Annual Board Cash Retainer	$100,000
Annual Board Stock Retainer Award	$100,000
Annual Committee Cash Retainer (per Committee)	$10,000
Additional Annual Cash Retainer for Audit Committee Chair	$25,000
Additional Annual Cash Retainer for Compensation Committee Chair, Nominating and Corporate Governance Committee Chair	$15,000
Non-Executive Chairman Additional Cash Retainer	$140,000
Non-Executive Duty Chairman Additional Cash Retainer	$125,000

Notes:

1.  All amounts are subject to pro-ration if director joins after commencement of fiscal year.  The fiscal year normally begins May 1 (after Annual Shareholdings’ Meeting).

2.  The JHG non-executive director compensation amounts were approved in a special committee meeting held on May 25, 2017 with an effective date of May 30, 2017.  The fees are pro-rated for the 2017/2018 term.

3.  The cash payments are made on a quarterly basis (in arrears).